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                                                                     EXHIBIT - 5

               [LETTERHEAD OF BOWLES RICE MCDAVID GRAFF & LOVE]


                               December 20, 1995


Eagle Bancorp, Inc.
First Empire Federal Savings & Loan Association
227 Capitol Street
P. O. Box 233
Charleston, WV  25321

                   Re:  Form S-4 Registration Statement
                        -------------------------------

Gentlemen:

          This opinion is rendered in connection with the Form S-4 Registration Statement (the "Registration Statement") filed by United Bankshares, Inc. (the "Registrant") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed offering of up to 3,138,888 shares of common stock of Registrant, $2.50 par value ("Common Stock") issuable in connection with the proposed acquisition by merger of Eagle Bancorp, Inc. ("Eagle"), Charleston, West Virginia and Registrant, pursuant to the terms of the Agreement and Plan of Merger dated August 18, 1995, between Eagle and Registrant (the "Plan").

          We are of the opinion that if all the conditions set forth in the Plan are satisfied, the Common Stock, when issued in connection with the Plan in accordance with the terms set forth therein will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights of any shareholder of Registrant.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and any amendment thereto, and to the reference to our firm therein.

                                       Very truly yours,

                                       BOWLES RICE MCDAVID GRAFF & LOVE


                                       /s/ Deborah A. Sink
                                       _______________________________________
                                       Deborah A. Sink, a partner



DAS/bal
cc:  Joseph Wm. Sowards